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                                                                  Exhibit 23.5

                     Consent of legg mason wood walker, inc.

We hereby consent to the use of our name and to the description of our opinion letter, dated July 24, 2001 under the caption "Opinion of Conestoga's Financial Advisor" in, and to the inclusion of such opinion letter as Annex B to, the joint proxy statement/prospectus. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In furnishing our opinion, we do not admit that we are an expert within the meaning of the term "expert" as used in the Securities Act nor do we admit that our opinion serves as a report or valuation within the meaning of the Securities Act.

                                          LEGG MASON WOOD WALKER, INCORPORATED


                                          By:  /s/ Francis X. Gallagher, Jr.
                                               -----------------------------
                                               Francis X. Gallagher, Jr.
                                               Managing Director

Baltimore, Maryland
September 18, 2001